Exhibit 99.1
Farmer Bros. Co. Reports Third Quarter Fiscal 2013 Results
Third Quarter Fiscal 2013 Operating Income Improved $3.5 Million Compared to the Same Quarter of Last Fiscal Year

TORRANCE, Calif.--(GLOBE NEWSWIRE)—May 6, 2013--Farmer Bros. Co. (NASDAQ: FARM), a manufacturer, wholesaler and distributor of coffee, tea and culinary products, today reported financial results for the three and nine months ended March 31, 2013.

Fiscal Third Quarter Results

Net sales for the third quarter of fiscal 2013 increased $4.8 million, or 4%, to $126.3 million as compared to $121.5 million in the third quarter of the prior fiscal year. The increase was primarily due to increases in sales of the Company's coffee and tea products.

Gross profit in the third quarter of fiscal 2013 increased $5.6 million, or 13%, to $48.7 million, as compared to $43.1 million in the third quarter of the prior fiscal year. Gross profit in the third quarter of fiscal 2013 included the expected beneficial effect of the liquidation of LIFO inventory quantities in the amount of $0.2 million as compared to $2.2 million in the third quarter of the prior fiscal year. Gross margin increased to 39% in the third quarter of fiscal 2013 from 36% in the third quarter of the prior fiscal year. This gross margin increase is primarily due to a 29% lower average cost of green coffee beans purchased compared to the same period in the prior fiscal year.

Operating expenses in the third quarter of fiscal 2013 increased $2.0 million, or 4.3%, to $49.3 million from $47.3 million in the third quarter of the prior fiscal year. Third quarter operating expenses were 39% of sales, consistent with the third quarter operating expenses of the prior fiscal year. Operating expenses in the third quarter of fiscal 2013 included higher expenses resulting from the Company's investments in additional sales and marketing training, expenses related to the launch of the Artisan Collection by Farmer Brothers™ and the new Farmer Brothers teas, and higher expenses related to severance.

Third quarter fiscal 2013 operating income improved $3.5 million to an operating loss of $(0.6) million as compared to an operating loss of $(4.1) million in the third quarter of the prior fiscal year.

"We are pleased with our third quarter financial performance, in terms of our 4% revenue growth over the third quarter of the prior fiscal year and also our gross margin level of 39%, which was almost a 300 basis point improvement over the third quarter of the prior fiscal year," stated Michael Keown, Farmer Bros. President and Chief Executive Officer. Mr. Keown continued “This top-line growth and margin expansion in the quarter has allowed us to make further strategic investments in our sales team capabilities and in new product initiatives. Early customer feedback on the improvements to our tea products and re-branding under the Farmer Brothers brand is encouraging and the products are scheduled to ship in conjunction with the summer season."

Total other expense in the third quarter of fiscal 2013 was $0.9 million compared to $2.0 million in the third quarter of the prior fiscal year. Total other expense in the third quarter of fiscal 2013 included $2.9 million in net realized and unrealized losses on coffee-related derivatives, compared to $3.3 million in the third quarter of the prior fiscal year.

The Company has adopted a hedging strategy intended to establish predictable prices for future supply of green coffee with futures contracts that it purchases for certain of its national customer accounts as well as for its own account, for longer periods of time than was done previously because the cost of coffee significantly declined during the last 12 to 18 months, making these long-term futures contracts relatively less expensive than they had been previously. Since the coffee-related derivatives are not designated as accounting hedges, in accordance with generally accepted accounting principles, the Company recognized these net unrealized and realized losses immediately in its consolidated statements of operations as the derivative contracts were re-valued to their market prices. These losses are expected to be offset by future derivative gains as the coffee market changes, recovered through operating income as a result of the lower cost of goods assigned to the related coffee or recovered from customers for whom contracts were purchased for their accounts.

Beginning April 1, 2013, the Company implemented procedures pursuant to the guidelines of Accounting Standards Codification 815, “Derivatives and Hedging,” to enable it to account for certain coffee-related derivatives as accounting hedges. As a result, beginning in the fourth quarter of fiscal 2013, the Company anticipates a portion of the gains and losses from re-valuing the coffee-related derivative contracts to their market prices will be recorded in accumulated other comprehensive income on its balance sheet and recognized in cost of goods sold when the related coffee is received.

Chief Financial Officer Mark Nelson stated, “The net realized and unrealized losses from our derivative contracts incurred in the third quarter of fiscal 2013 significantly improved from the second quarter of fiscal 2013. Beginning in the fourth quarter of fiscal 2013, we believe the volatility in our quarterly results will reduce and comparability between reporting periods will improve as we implement procedures to account for certain coffee-related derivatives as accounting hedges.”

Income tax benefit in the third quarter of fiscal 2013 was $56,000 compared to $0.6 million in the third quarter of the prior fiscal year.

As a result of the forgoing factors, net loss in the fiscal quarter ended March 31, 2013 was $(1.4) million, or $(0.09) per common share, as compared to net loss of $(5.5) million, or $(0.35) per common share, during the same period in the prior fiscal year. Third quarter fiscal 2013 EBITDAE increased $3.8 million, or 60%, to $10.1 million as compared to $6.4 million in the same period of the prior fiscal year.

Fiscal Nine Month Results

Net sales in the first nine months of fiscal 2013 increased $6.7 million, or 2%, to $381.2 million as compared to $374.5 million in the first nine months of fiscal 2012, primarily due to increases in sales of the Company's coffee and tea products.

Gross profit in the first nine months of fiscal 2013 increased $16.2 million, or 13%, to $143.6 million, as compared to $127.4 million in the first nine months of fiscal 2012. Gross profit in the first nine months of fiscal 2013 included the expected beneficial effect of the liquidation of LIFO inventory quantities in the amount of $0.7 million as compared to $7.8 million in the first nine months of fiscal 2012. Gross margin increased to 38% in the first nine months of fiscal 2013 from 34% in the comparable period of the prior fiscal year. The increase in gross margin in the first nine months of fiscal 2013 is primarily due to a 31% decline in average cost of green coffee beans purchased compared to the same period in the prior fiscal year.

Operating expenses in the first nine months of fiscal 2013 increased $3.6 million, or 3%, to $145.4 million, or 38% of sales, from $141.8 million, or 38% of sales, in the first nine months of fiscal 2012. Operating expenses in the first nine months of fiscal 2013 benefited from the absence of pension withdrawal expense but included higher expenses resulting from the Company's investments in additional sales and marketing training, expenses related to the launch of the Artisan Collection by Farmer Brothers™ and the new Farmer Brothers teas, higher startup costs associated with the increase in national account customers, higher expenses related to severance and losses in one of our distribution centers affected by hurricane Sandy. Operating expenses in the first nine months of fiscal 2012 included $4.3 million in pension withdrawal expense related to a multiemployer pension plan.

Total other expense in the first nine months of fiscal 2013 was $3.7 million compared to $3.0 million in the first nine months of fiscal 2012.

Total other expense in the first nine months of fiscal 2013 included $10.1 million in net realized and unrealized coffee-related derivative losses, compared to $7.5 million in the first nine months of fiscal 2012. The increase in net realized and unrealized coffee-related derivative losses in the first nine months of fiscal 2013 compared to the same period in the prior fiscal year is due in large part to the increase in the number of futures contracts combined with a decline of approximately 19% per pound in coffee commodity costs during the first nine months of fiscal 2013. There was a four-fold increase in the number of coffee-related derivative contracts as of March 31, 2013 covering 34.8 million pounds of green coffee compared to 9.4 million pounds of green coffee covered as of March 31, 2012. The increase in the number of such contracts is primarily due to the increase in the number of our national customers since a majority of the contracts are purchased for their accounts.

Net loss in the first nine months of fiscal 2013 was $(5.8) million, or $(0.38) per common share, as compared to a net loss of $(17.2) million, or $(1.11) per common share, during the same period in the prior fiscal year. EBITDAE in the first nine months of fiscal 2013 increased $12.6 million, or 63%, to $32.6 million as compared to $20.0 million in the same period of the prior fiscal year.

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, tea and culinary products. We are a direct distributor of coffee to restaurants, hotels, casinos, hospitals and other foodservice providers, and a provider of private brand coffee programs to quick service restaurants, grocery retailers, national drugstore chains, restaurant chains, convenience stores, and independent coffee houses, nationwide. Our product lines include roasted coffee, liquid coffee, coffee related products such as coffee filters, sugar and creamers, assorted teas, cappuccino, cocoa, spices, gelatins and puddings, soup bases, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves. Our primary brands include Farmer Brothers®, The Artisan Collection by Farmer Brothers™, Superior®, Metropolitan®, Cain's® and McGarvey®. For more information, visit: www.farmerbros.com.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical facts and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects, ” “expects, ” “plans, ” “believes, ” “intends, ” “will, ” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, changes in the quality or dividend stream of the third parties securities and other investment vehicles in which the Company has invested its short-term assets, as well as other risks described in this press release and other factors described from time to time in the Company’s filings with the SEC.

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
Net sales	$126,343	$121,527	$381,201	$374,494
Cost of goods sold	77,668	78,380	237,552	247,121
Gross profit	48,675	43,147	143,649	127,373
Selling expenses	39,135	37,909	117,171	110,361
General and administrative expenses	10,159	9,345	28,217	27,050
Pension withdrawal expense	—	—	—	4,348
Operating expenses	49,294	47,254	145,388	141,759
Loss from operations	(619)	(4,107)	(1,739)	(14,386)
Other (expense) income:
Dividend income	286	295	829	958
Interest income	92	63	283	99
Interest expense	(466)	(498)	(1,386)	(1,579)
Other, net	(764)	(1,831)	(3,475)	(2,458)
Total other expense, net	(852)	(1,971)	(3,749)	(2,980)
Loss before taxes	(1,471)	(6,078)	(5,488)	(17,366)
Income tax (benefit) expense	(56)	(577)	347	(171)
Net loss	$(1,415)	$(5,501)	$(5,835)	$(17,195)
Net loss per common share—basic and diluted	$(0.09)	$(0.35)	$(0.38)	$(1.11)
Weighted average common shares outstanding—basic and diluted	15,600,040	15,592,291	15,540,697	15,448,622

Non-GAAP Financial Measures

In addition to net income (loss) determined in accordance with United States Generally Accepted Accounting Principles (GAAP), the Company uses certain non-GAAP financial measures, including “EBITDAE” in assessing its operating performance. The Company believes that this non-GAAP financial measure serves as an appropriate measure to be used in evaluating the performance of its business.

The Company defines EBITDAE as net income (loss) excluding the impact of income taxes, interest expense, depreciation and amortization expense, employee stock ownership plan (“ESOP”) and share-based compensation expense, non-cash impairment losses and pension withdrawal expense, if any, and net gains and losses from derivatives and investments. EBITDAE as defined by the Company may not be comparable to similarly titled measures reported by other companies. The Company does not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.
Set forth below is a reconciliation of reported net loss to EBITDAE:

	Three Months Ended March 31,		Nine Months Ended March 31,
(In thousands)	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Net loss, as reported(1)(2)	$(1,415)	$(5,501)	$(5,835)	$(17,195)
Income tax (benefit) expense	(56)	(577)	347	(171)
Interest expense	466	498	1,386	1,579
Depreciation and amortization expense	8,138	8,010	24,778	23,831
ESOP and share-based compensation expense	733	1,043	2,639	2,519
Pension withdrawal expense	—	—	—	4,348
Net losses on derivatives and investments	2,278	2,882	9,315	5,131
EBITDAE(1)(2)	$10,144	$6,355	$32,630	$20,042
_____________
(1) Three months ended March 31, 2013 and 2012, respectively, include $1.2 million and $0.5 million in net gains on sales of assets. Nine months ended March 31, 2013 and 2012, respectively, include $4.4 million and $1.2 million in net gains on sales of assets, primarily real estate.
(2) Three months ended March 31, 2013 and 2012, respectively, include the expected beneficial effect of LIFO inventory liquidation in the amount of $0.2 million and $2.2 million. Nine months ended March 31, 2013 and 2012, respectively, include the expected beneficial effect of LIFO inventory liquidation in the amount of $0.7 million and $7.8 million.

Source: Farmer Bros. Co.
Mark Nelson (310) 787-5241